Exhibit 99.1

Stock Yards Bancorp Announces Three-for-Two Stock Split

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 2, 2016--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today announced that its Board of Directors has declared a three-for-two split of the Company's common stock, to be effected in the form of a 50% stock dividend. This dividend will be distributed on May 27, 2016, to shareholders of record as of May 13, 2016.

At the Company's current quarterly cash dividend rate of $0.25 per share, the post-split rate will be $0.17 per share.

Commenting on the announcement, David P. Heintzman, Chairman and Chief Executive Officer, said the decision to split the stock of Stock Yards Bancorp reflected the Company's continued strong performance as well as the Board's confidence in future earnings growth. "Stock Yards Bancorp has developed a strong track record for consistent and profitable growth, coupled with steadily increasing shareholder value over the long term. Evidence of this can be seen in the Company's total returns to shareholders over the past 10 years, which increased 111% compared with a 4% increase for a commonly used NASDAQ bank benchmark. Extending this record and coming off of 2015, the best year ever in terms of earnings and loan growth, Stock Yards Bancorp reported strong results again in the first quarter of 2016, highlighted by a 3% increase in our loan portfolio, exceptional credit quality metrics, and higher earnings. We believe this stock split will place the market price of the Company's common stock in a more attractive range for investors and, by increasing the number of shares available for sale to the public, we also expect this action will help increase the liquidity of the Company's common stock."

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $2.8 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT.

CONTACT:
Stock Yards Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President and
Chief Financial Officer